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Exhibit 14.1

CODE OF ETHICS
FOR
THE CHIEF EXECUTIVE OFFICER
AND
SENIOR EXECUTIVE AND FINANCIAL OFFICERS

        Kimball Hill, Inc. has adopted written Standards of Conduct (set out in its Associate Handbook) that are applicable to all associates of Kimball Hill, Inc. and its subsidiary companies (collectively called the "Company"). This Code of Ethics applies to the Chief Executive Officer, the Chief Financial Officer, the Controller and all Senior Executive and Financial Officers (as defined herein) of Kimball Hill, Inc. and KH Financial LP.

        For the purposes of this Code of Ethics, the term "Senior Executive and Financial Officer" shall mean the President, Senior Vice Presidents, General Counsel, Treasurer, Regional Presidents, Divisional Presidents and Controllers of Kimball Hill, Inc. and KH Financial LP.

        1.    Disclosure Obligations.    The Chief Executive Officer, the Chief Financial Officer, the Controller and the Senior Executive and Financial Officers are responsible for full, fair, accurate, timely and understandable disclosure of information that is contained in the periodic reports required to be filed by the Company with the Securities and Exchange Commission. Accordingly, in connection with preparation of the Company's periodic SEC reports, each of those persons is responsible for providing financial and business reports and information that is complete and accurate in all material respects.

        2.    Reporting Obligations.    The Chief Executive Officer, the Chief Financial Officer, the Controller and the Senior Executive and Financial Officers are responsible for reporting the following:

  (a)
  Any untrue statement of material fact and any omission of material fact of which he may become aware pertaining to information prepared by him or by associates in his areas of responsibility that affect the disclosures made by the Company in its periodic SEC reports;

  (b)
  Any information he may have concerning (i) significant deficiencies in the design or operation of disclosure and internal controls which could adversely affect the ability of associates in his areas of responsibility to record, process, summarize and report financial data, or (ii) any fraud, whether or not material, that involves any associate who has a significant role in internal controls;

  (c)
  Any information he may have concerning any violation of this Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships involving any associate who has a significant role in financial reporting, disclosures or internal controls;

  (d)
  Any information he may have concerning evidence of a material violation of securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.

        If the Chief Executive Officer, the Chief Financial Officer or the Controller has a reporting obligation under any policy set forth in this Code of Ethics, he must promptly bring the matter to the attention of the Audit Committee of the Board of Directors. If any other Senior Executive or Financial Officer has a reporting obligation under any policy set forth below, he must promptly bring the matter to the attention of (i) his immediate supervisor and the Controller, or (ii) if he considers the matter to be material to the Company, the Audit Committee of the Board of Directors.(1)

1.
A Senior Executive or Financial Officer always has the option of reporting directly to the Audit Committee, and such officer shall report to the Audit Committee if he has reason to believe that his immediate supervisor is involved with the matter at issue, or if he has reason to believe that his immediate supervisor has not addressed the matter appropriately in a timely fashion.

        3.    Audit Committee Responsibility.    The Audit Committee of the Board of Directors shall determine appropriate actions to be taken in the event of violations of this Code of Ethics. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Ethics, including, among other things, disciplinary action up to and including termination of employment. In determining what action is appropriate in a particular case, the Audit Committee shall take into account all relevant information, including (a) whether the violation was promptly reported, (b) whether a violation of the law has occurred and if so, the nature and severity of the violation, (c) whether the violation was a single occurrence or repeated occurrences, (d) whether the violation appears to have intentional or inadvertent, (e) whether the individual in question had been advised prior to the violation as to the proper course of action, and (f) whether the individual in question had committed other violations in the past and if so, the penalties imposed, if any, in the past for comparable violations.

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  Exhibit 14.1
CODE OF ETHICS FOR THE CHIEF EXECUTIVE OFFICER AND SENIOR EXECUTIVE AND FINANCIAL OFFICERS